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Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: WeissComm Partners Aline Schimmel (312) 646-6295
PROGENICS ANNOUNCES PROGRESS AND PRESENTATIONS IN
HIV THERAPY PROGRAM

– Enrollment for PRO 140 phase 2 clinical studies completed –

– Interim phase 2 results for intravenous form of PRO 140 to be presented at ‘late-breaker’ ICAAC session –

– PRO 140 phase 1b clinical study results published in Journal of Infectious Diseases –

Tarrytown, NY – October 2, 2008 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the completion of enrollment in two, phase 2 clinical studies of PRO 140, an investigational drug that is being developed for treatment of human immunodeficiency virus (HIV) infection. The phase 2 studies are separately evaluating intravenous and subcutaneous forms of PRO 140. The Company also reported that interim antiviral and tolerability data from the phase 2 study of intravenous PRO 140 have been selected for presentation in a “late-breaker” session at the joint meeting of the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) and the Infectious Diseases Society of America (IDSA) to be held October 25-28, 2008 in Washington, D.C. Finally, the Company announced the online publication of results from a phase 1b study, authored by Progenics’ scientists and their academic collaborators, of intravenous PRO 140 in the Journal of Infectious Diseases, a peer-reviewed science journal.

“Despite recent progress, treatment of HIV infection remains challenged by viral resistance, daily adherence, drug toxicities, and our growing recognition of the widespread bodily damage caused by uncontrolled HIV replication,” said Jeffrey M. Jacobson, M.D., Professor of Medicine, Microbiology, and Immunology, and Chief, Division of Infectious Diseases and HIV Medicine, Drexel University College of Medicine, and lead author of the Journal of Infectious Diseases article. “Continued advances will require a robust pipeline of new HIV drugs to address these therapeutic shortcomings. PRO 140 could offer a new approach to HIV therapy for patients with CCR5-tropic virus at various stages of their disease, in light of the extended antiviral activity, favorable tolerability and barrier to resistance exhibited by PRO 140 to date.”

PRO 140 is a humanized monoclonal antibody directed against CCR5, the principal portal used by HIV to enter and infect immune system cells. As a viral-entry inhibitor, PRO 140 is designed to treat HIV by protecting healthy cells from infection.

Enrollment completed in two, phase 2 studies

The Company also announced the completion of enrollment of two phase 2 clinical studies which were initiated in January 2008.  The double-blind, placebo-controlled trials are being conducted in individuals with early-stage HIV disease and who have not received antiretroviral therapy in the previous three months. Prior to treatment, all patients were screened for the presence of virus that uses CCR5, and the absence of virus that uses CXCR4, as the entry co-receptor. Patients are being monitored for approximately two months to assess tolerability, antiviral activity and blood concentrations of PRO 140. Additional information on the phase 2 trials is available at www.clinicaltrials.gov.

“The timely enrollment of the phase 2 studies reflects our dedication to furthering the clinical development of PRO 140, and the high degree of enthusiasm among HIV physicians for PRO 140,” said Paul J. Maddon, M.D., Ph.D., Chief Executive Officer, Chief Science Officer and Founder of Progenics. “We look forward to sharing interim results from the phase 2 study of intravenous PRO 140 at the ICAAC/IDSA joint meeting. The complete data set from both phase 2 studies should provide information to help us design a registration program. We expect to present the full analysis of these studies at future scientific conferences and also plan to meet with the U.S. Food and Drug Administration to assess next steps for initiating pivotal studies.”

The phase 2 trial of intravenous PRO 140 enrolled 31 individuals who were randomized to receive a single dose of placebo, 5 mg/kg PRO 140 or 10 mg/kg PRO 140. Interim data from this trial will be presented at the upcoming ICAAC/IDSA meeting.

The second phase 2 trial is evaluating subcutaneous PRO 140 administered as three weekly doses or two bi-weekly (once every two weeks) doses. This study is being conducted in 44 individuals randomized to receive placebo, 162 mg PRO 140 weekly, 324 mg PRO 140 weekly, or 324 mg PRO 140 bi-weekly. Subcutaneous PRO 140 is being developed as a potential long-acting, self-administered therapy for HIV infection. Progenics expects to report phase 2 data for subcutaneous PRO 140 in early 2009.

New PRO 140 phase 2 results to be presented as ‘late-breaker’ at scientific conference

The ICAAC/IDSA poster presentation will provide interim phase 2 data for intravenous PRO 140 and will be the first reported phase 2 clinical data for the investigational drug. Progenics is scheduled to present these data as follows:

Sunday, October 26, 2008, 11:15 a.m. – 12:15 p.m. ET

Session title: Antiretroviral Therapy: New Agents

Poster number: H-1269a

“Antiviral Activity and Tolerability of 5 mg/kg and 10 mg/kg Doses of PRO 140, a Humanized Monoclonal Antibody to CCR5”

Published PRO 140 phase 1b results

The Journal of Infectious Diseases publication provides the first detailed analysis of the phase 1b clinical trial of PRO 140. The online article can be accessed via the home page of Progenics’ website, www.progenics.com, or directly at: http://delivery.sheridan.com/index.php?ID=UCP_142660_EP.  The print article will appear in the November 1, 2008 edition of the journal. Preliminary results from the phase 1b study were first presented in July 2007 at a plenary session of the International AIDS Society meeting in Sydney, Australia.  Results were also presented at ICAAC in September 2007.

In the published study, all patients treated with 5 mg/kg PRO 140 experienced a greater than 10-fold reduction in viral load. PRO 140 was generally well tolerated, and no dose-limiting toxicity was observed. This first clinical study of PRO 140 in HIV-infected individuals established clear proof of concept for this monoclonal antibody as a potent antiretroviral agent with extended activity after a single dose.

About PRO 140

Discovered by Progenics’ scientists, PRO 140 is a humanized monoclonal antibody that binds to CCR5, a co-receptor characterized by Progenics and its collaborators in 1996 as the principal molecular portal used by HIV to enter and infect immune system cells.  Some strains of HIV use the CXCR4 co-receptor as a portal of entry either exclusively or alternatively to CCR5.  Unlike small-molecule CCR5 antagonists, PRO 140 inhibits HIV entry at concentrations that in vitro do not appear to block CCR5’s natural activity of directing the migration of immune cells towards sites of inflammation in the body. As a monoclonal antibody, PRO 140 is not metabolized by the liver, and therefore may have the potential for a better tolerability profile than many of the existing small-molecule therapies for HIV-1 infection. In February 2006, PRO 140 was designated a Fast Track product by FDA for the treatment of HIV infection.

Progenics gratefully acknowledges the development funding it has received for PRO 140 from the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health (1 U19 AI066329).

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology—including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections—and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR™ (methylnaltrexone bromide) for the treatment of opioid-induced side effects. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. In European member states and Iceland, Norway and Liechtenstein, RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to the usual laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in Australia and other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is in phase 2 clinical testing. Pre-clinical programs for the development of novel HCV entry inhibitors are also underway. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer—a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also developing vaccines designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that our lead product, RELISTOR ™ , will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

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Editors Note:

For more information about Progenics Pharmaceuticals, Inc., please visit www.progenics.com.